Exhibit 99.1

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact: investorrelations@essendant.com (847) 627-2900

ESSENDANT REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

DEERFIELD, Ill., February 27, 2017 – Essendant Inc. (NASDAQ: ESND), a leading national wholesale distributor of workplace items, today announced financial results for the fourth quarter and year ended December 31, 2016.  Key results for fourth quarter and full year 2016 were as follows:

Full Year 2016 Summary

•	Revenue, workday adjusted, declined 0.3% year-over-year, to $5.4 billion
•	GAAP diluted earnings per share of $1.73 compared to loss per share of $1.18 in 2015, including a $115.8 million, or $3.04 per share, impairment in the fourth quarter of 2015
•

Adjusted diluted earnings per share(1) of $1.54 compared to $3.08 in 2015, including the recognition of a $13.3 million allowance on receivables from one customer in 2016 which impacted adjusted earnings per share by $0.22 in 2016

•	Free cash flow(1) totaled $127.2 million compared to $134.7 million in 2015
•	In February 2017, the Company replaced two of its financing agreements with a new credit agreement to provide greater liquidity and capital availability

Fourth Quarter 2016 Summary

•	Revenue, workday adjusted, decreased 3.3% compared to fourth quarter last year, to $1.3 billion
•	GAAP net loss of ($2.4) million compared to a net loss of ($95.8) million in the prior year quarter
•	GAAP diluted loss per share of ($0.06) compared to loss of ($2.61) per share in the prior year quarter, including a $3.04 per share impairment in 2015
•	Adjusted operating income(1) of $3.3 million compared to $54.1 million fourth quarter last year including the recognition of a $13.3 million allowance on receivables from one customer in 2016
•

Adjusted diluted loss per share(1) of ($0.02) compared to earnings per share of $0.81 fourth quarter last year, including earnings per share impact in 2016 of the allowance on receivable for one customer of $0.22

“We continued to move aggressively in the fourth quarter to advance our transformation program and strengthen our balance sheet as we reposition Essendant to drive earnings growth,” said Robert B. Aiken, Jr., president and chief executive officer of Essendant.

(1)	This is non-GAAP information. See the Reconciliation of Non-GAAP Financial Measures section of this document for more information.

Note: All EPS numbers in this document are diluted, except losses or unless stated otherwise.

Essendant Reports Fourth Quarter and Full Year 2016 Results

“While recognizing persistent industry headwinds, we are confident that our actions will position Essendant to deliver greater value to our shareholders, customers, suppliers and associates in the years ahead. Our actions are centered upon driving merchandising excellence through better sourcing and assortment and stronger alignment of our pricing with cost to serve. We are also intensely focused on winning back lost revenue in the JanSan distributor channel, diversifying and growing our industrial channel, driving productivity and cost reductions and further reducing our working capital.  We expect these actions will enable us to deliver sequential improvement in our results throughout 2017.”

Fourth Quarter Performance

•

Net sales, workday adjusted, decreased 3.3% year-over-year, driven principally by reduced sales in our JanSan, traditional office products, and technology products categories, partly offset by growth in our cut-sheet paper product category

•	JanSan: decreased $17.9 million, or 5.1%, to $332.7 million
•	Technology Products: decreased $8.1 million, or 2.5%, to $309.7 million
•	Traditional Office Products: decreased $14.3 million, or 7.0% to $190.8 million
•	Industrial Supplies: decreased $3.6 million, or 2.6%, to $138.4 million
•	Cut-sheet Paper Products: increased $10.6 million, or 11.9% to $99.8 million
•	Automotive: decreased $2.1 million, or 2.7%, to $78.0 million
•	Office Furniture: decreased $6.5 million, or 8.8%, to $67.3 million
•	Gross profit was $165.1 million, a decline of $35.7 million from $200.8 million in the prior year quarter resulting from:
•	Shifts in customer channel and product category mix, down $18.9 million
•	Lower supplier allowances due primarily to lower purchases, down $13.9 million
•	Higher freight cost, up $3.5 million
•	Operating expenses were $166.8 million, a decline from $280.1 million in the prior year quarter resulting from:
•	Fourth quarter 2015 impairment of certain Industrial (formerly ORS Industrial) assets of $115.8 million and work force reduction and facility closures charges of $12.1 million
•	Increased litigation accruals in the fourth quarter 2016 of $4.0 million
•	Recognition of an allowance on receivables from one customer totaling $13.3 million in the fourth quarter 2016
•

Income tax benefit was $4.1 million in the fourth quarter 2016 as compared to expense of $11.9 million in the prior year due to diminished operating results in 2016, exclusive of 2015 impairment, other non-deductible charges, and the utilization of a capital loss carryforward.

•

Loss per share was ($0.06) per share compared to a loss per share of ($2.61) per share fourth quarter last year. Adjusted loss per share(1) was ($0.02) compared to earnings per share of $0.81 fourth quarter last year

Outlook for 2017

The following outlooks exclude the impacts of any new acquisitions or unusual charges.

•	Net sales expected to be flat to down 4%
•

First quarter adjusted diluted earnings per share(1) are expected to be similar to Q4 2016, and we expect to generate sequential improvement in adjusted diluted earnings per share throughout 2017 apart from any impact of the allowances on receivables from the customer referred to above

•	Free cash flow(1) generation expected to be in the range of $50 million to $70 million

Essendant Reports Fourth Quarter and Full Year 2016 Results

Conference Call

Essendant will hold a conference call followed by a question and answer session on Tuesday, February 28, 2017, at 7:30 a.m. CST, to discuss fourth quarter and full year 2016 results. To participate, callers within the U.S. and Canada should dial (877) 358-2531 and international callers should dial (412) 902-6623 approximately 10 minutes before the presentation.  The conference ID is “10098658.”  To listen to the webcast, participants should visit the Investors section of the company’s website (investors.essendant.com), and click on the “Q4-2016 Earnings Call” button on the right side of the page, several minutes before the event is broadcast.   Interested parties can access an archived version of the call, this news release, a financial slide presentation and other information related to the call, also located on the quarterly results section of Essendant’s investor website, within hours after the call ends.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature.  These statements are based on management’s current expectations, forecasts and assumptions.  This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here.  These risks and uncertainties include, but are not limited to the following: Essendant's reliance on key customers, and the risks inherent in continuing or increased customer concentration and consolidations; the impact of price transparency, customer consolidation and product sales mix changes on the Company’s sales and margins; Essendant's reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; Essendant's reliance on supplier allowances and promotional incentives; Essendant’s exposure to the credit risk of its customers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from e-tailers and product manufacturers who sell directly to Essendant's customers; the impact of supply chain disruptions or changes in key suppliers’ distribution strategies; continued declines in end-user demand for products in the office, technology and furniture product categories; Essendant’s exposure to cyclical economic and market fluctuations that impact consumer demand, most notably in Industrial and Automotive; the impact of the Company’s transformation program and possible disruption of business operations and relationships with customers and suppliers; Essendant's ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; Essendant's ability to attract and retain key management personnel; the costs and risks related to compliance with laws, regulations and industry standards affecting Essendant's business; Essendant's ability to maintain its existing information technology systems and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the impact on the Company’s reputation and relationships of a breach of the Company’s information technology systems or a failure to maintain the security of private information; the availability of financing sources to meet Essendant's business needs; Essendant's success in effectively identifying, consummating and integrating acquisitions; and unexpected events that could disrupt business operations, increasing costs and decreasing revenues.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect Essendant's results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement.  Investors are advised to consult any further disclosure by Essendant regarding the matters discussed in this news release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Essendant Reports Fourth Quarter and Full Year 2016 Results

Company Overview

Essendant Inc. is a leading national wholesale distributor of workplace items, with 2016 net sales of $5.4 billion. The company stocks a broad assortment of over 190,000 items, including janitorial and breakroom supplies, technology products, traditional office products, industrial supplies, cut sheet paper products, automotive products and office furniture. The Company’s network of 70 distribution centers enables the Company to ship most products overnight to more than ninety percent of the U.S. For more information, visit www.essendant.com.

Essendant common stock trades on the NASDAQ Global Select Market under the symbol ESND.

Essendant Reports Fourth Quarter and Full Year 2016 Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net sales	$1,254,699	$1,297,327	$5,369,022	$5,363,046
Cost of goods sold	1,089,597	1,096,489	4,609,161	4,526,551
Gross profit	165,102	200,838	759,861	836,495
Operating expenses:
Warehousing, marketing and administrative expenses	166,415	162,773	629,825	675,913
Defined benefit plan settlement loss	347	-	12,510	-
Impairments of goodwill and intangible assets	-	115,825	-	129,338
Loss (gain) on disposition of business	-	1,461	-	1,461
Operating income (loss)	(1,660)	(79,221)	117,526	29,783
Interest expense, net	4,813	4,668	22,871	19,584
Income (loss) before income taxes	(6,473)	(83,889)	94,655	10,199
Income tax (benefit) expense	(4,120)	11,947	30,803	54,541
Net income (loss)	$(2,353)	$(95,836)	$63,852	$(44,342)
Net income (loss) per share - diluted	$(0.06)	$(2.61)	$1.73	$(1.18)
Average number of common shares outstanding - diluted	37,021	36,665	36,918	37,457

Essendant Reports Fourth Quarter and Full Year 2016 Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	As of December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$21,329	$29,983
Accounts receivable, less allowance for doubtful accounts of $18,196 in 2016 and $17,810 in 2015	678,184	716,537
Inventories	876,837	922,162
Other current assets	32,100	27,310
Total current assets	1,608,450	1,695,992
Property, plant and equipment, at cost	128,251	133,751
Intangible assets, net	83,690	96,413
Goodwill	297,906	299,355
Other long-term assets	45,209	37,348
Total assets	$2,163,506	$2,262,859
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$484,602	$531,949
Accrued liabilities	197,804	177,472
Current maturities of long-term debt	28	51
Total current liabilities	682,434	709,472
Deferred income taxes	6,378	11,901
Long-term debt	608,941	716,264
Other long-term liabilities	84,647	101,488
Total liabilities	1,382,400	1,539,125
Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued - 74,435,628 shares in 2016 and 2015	7,444	7,444
Additional paid-in capital	409,805	410,927
Treasury stock, at cost – 36,951,522 shares in 2016 and 37,178,394 shares in 2015	(1,096,744)	(1,100,867)
Retained earnings	1,507,057	1,463,821
Accumulated other comprehensive loss	(46,456)	(57,591)
Total stockholders’ equity	781,106	723,734
Total liabilities and stockholders’ equity	$2,163,506	$2,262,859

Essendant Reports Fourth Quarter and Full Year 2016 Results

Essendant Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2016	2015
Cash Flows From Operating Activities:
Net income (loss)	$63,852	$(44,342)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	33,289	33,532
Amortization of intangible assets	12,238	15,143
Share-based compensation	10,202	7,895
(Gain) loss on the disposition of property, plant and equipment	(20,965)	1,959
Amortization of capitalized financing costs	681	875
Excess tax cost (benefit) related to share-based compensation	1,034	(479)
Loss on sale of equity investment	-	33
Asset impairment charge	-	155,603
Deferred income taxes	(10,624)	(23,162)
Pension settlement charge	12,510	-
Changes in operating assets and liabilities (net of acquisitions):
Decrease (increase) in accounts receivable, net	38,499	(9,986)
Decrease (increase) in inventory	47,148	(12,467)
Increase in other assets	(12,631)	(5,313)
(Decrease) increase in accounts payable	(47,262)	41,329
Increase in accrued liabilities	17,534	1,077
(Decrease) increase in other liabilities	(14,563)	1,037
Net cash provided by operating activities	130,942	162,734
Cash Flows From Investing Activities:
Capital expenditures	(37,709)	(28,325)
Proceeds from the disposition of property, plant and equipment	33,940	153
Proceeds from the disposition of a subsidiary	-	146
Acquisitions, net of cash acquired	-	(40,515)
Sale of equity investment	-	612
Net cash used in investing activities	(3,769)	(67,929)

Cash Flows From Financing Activities:
Net (repayment) borrowings under revolving credit facility	(108,052)	4,577
Net proceeds (disbursements) from share-based compensation arrangements	554	(770)
Acquisition of treasury stock, at cost	(6,839)	(68,055)
Payment of cash dividends	(20,487)	(21,185)
Excess tax (cost) benefits related to share-based compensation	(1,034)	479
Payment of debt issuance costs	(106)	(36)
Net cash (used in) provided by financing activities	(135,964)	(84,990)
Effect of exchange rate changes on cash and cash equivalents	137	(644)
Net change in cash and cash equivalents	(8,654)	9,171
Cash and cash equivalents, beginning of period	29,983	20,812
Cash and cash equivalents, end of period	$21,329	$29,983

Essendant Reports Fourth Quarter and Full Year 2016 Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Operating Expenses, Adjusted Operating Income,

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, and Free Cash Flow

The Non-GAAP table below presents Adjusted Gross Profit, Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net Income, Adjusted Diluted Earnings per Share, Adjusted EBITDA and Free Cash Flow for the three months and years ended December 31, 2016 and 2015. These non-GAAP measures exclude certain non-recurring items and exclude other items that do not reflect the Company’s ongoing operations and are included to provide investors with useful information about the financial performance of our business. The presented non-GAAP financial measures should not be considered in isolation or as substitutes for the comparable GAAP financial measures. The non-GAAP financial measures do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures.

In order to calculate the non-GAAP measures, management excludes the following items to facilitate the comparison of current and prior year results and ongoing operations, as management believes these items do not reflect the underlying cost structure of our business.  These items can vary significantly in amount and frequency.

•

Restructuring charges. Workforce reduction and facility closure charges such as employee termination costs, facility closure and consolidation costs, and other costs directly associated with shifting business strategies or business conditions that are part of a restructuring program.

The Company commenced two such restructuring programs during 2015 and incurred adjustments of the related accruals in 2016.

•

Gain or loss on sale of assets or businesses. Sales of assets, such as buildings or equipment, and businesses can cause gains or losses. These transactions occur as the Company is repositioning its business and reviewing its cost structure.

The Company recognized a gain on the sale of its City of Industry facility in the year ended December 31, 2016, a loss on the sale and related impairment of intangible assets of the operations in Mexico in 2015, and a loss on the sale and related impairment of intangible assets of its software subsidiary in 2014, recording an impairment of the seller notes in the year ended December 31, 2015.

Due to the sale of the City of Industry facility, the Company was able to utilize its capital loss carryforwards. This utilization resulted in the release of the valuation allowance previously established against the deferred tax asset.

•	Severance costs for operating leadership. Employee termination costs related to members of the Company’s operating leadership team are excluded as they are based upon individual agreements.

Two operating leaders were severed from the Company during 2016, which were not part of a restructuring program.

•	Asset impairments. Changes in strategy or macroeconomic events may cause asset impairments.

The Company recorded impairment and accelerated amortization of its trademarks upon the announcement of its rebranding effort in 2015. The Company recorded impairment of goodwill and intangible assets, as well as an increase in reserves for obsolete inventory, based on a strategic review of the Industrial business unit in 2015.

•

Other actions.  Actions, which may be non-recurring events, that result from the changing strategies and needs of the Company and do not reflect the underlying expense of the on-going business. These charges include items such as charges related to the defined benefit plan settlement, charges related to litigation, the tax impact of the dividend from a foreign subsidiary and reserves related to discrete prior year uncertain tax provisions in 2016.

Adjusted gross profit, adjusted operating expenses and adjusted operating income. Adjusted gross profit, adjusted operating expenses and adjusted operating income provide management and our investors with an understanding of the results from the primary operations of our business by excluding the effects of items described above that do not reflect the ordinary expenses and earnings of our operations. Adjusted gross profit, adjusted operating expenses and adjusted operating income are used to evaluate our period-over-period operating performance as they are more comparable measures of our continuing business. These measures may be useful to an investor in evaluating the underlying operating performance of our business.

Essendant Reports Fourth Quarter and Full Year 2016 Results

Adjusted net income and adjusted diluted earnings per share. Adjusted net income and adjusted diluted earnings per share provide a more comparable view of our Company’s underlying performance and trends than the comparable GAAP measures. Net income and diluted earnings per share are adjusted for the effect of items described above that do not reflect the ordinary earnings of our operations.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). Adjusted EBITDA is helpful in evaluating our operating performance and is used by management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting. Net income is adjusted for the effect of interest, taxes, depreciation and amortization and stock-based compensation expense. Management believes that adjusted EBITDA is also commonly used by investors to evaluate operating performance between competitors because it helps reduce variability caused by differences in capital structures, income taxes, stock-based compensation accounting policies, and depreciation and amortization policies.

Free cash flow. Free cash flow is useful to management and our investors as it is a measure of the Company’s liquidity. It provides a more complete understanding of factors and trends affecting our cash flows than the comparable GAAP measure. Net cash provided by (used in) operating activities and net cash provided by (used in) investing activities are aggregated and adjusted to exclude the impact of acquisitions, net of cash acquired and divestitures.

Outlook. Adjusted diluted earnings per share and free cash flow are non-GAAP measures. A quantitative reconciliation of our non-GAAP guidance to the corresponding GAAP information is not available because the non-GAAP guidance excludes certain GAAP information that is uncertain and difficult to predict. The factors that will be excluded are currently unknown due to the level of unpredictability and uncertainty associated with these items, but may include actions such as gain or loss on future sales of assets or businesses, future restructuring charges, non-GAAP tax adjustments, cash flow impacts of acquisitions, and other actions.

Essendant Reports Fourth Quarter and Full Year 2016 Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Operating Expenses, Adjusted Operating Income,

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, and Free Cash Flow

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Gross Profit	$165,102	$200,838	$759,861	$836,495
Industrial inventory obsolescence reserve	-	4,887	-	4,887
Adjusted Gross Profit	$165,102	$205,725	$759,861	$841,382

Operating expenses	$166,762	$280,059	$642,335	$806,712
Gain on sale of City of Industry facility	-	-	20,541	-
Settlement charge related to the defined benefit plan	(347)	-	(12,510)	-
Litigation reserve	(4,000)	-	(4,000)	-
Severance costs for operating leadership	-	-	(1,245)	-
State income tax reserve adjustment	(642)	-	(642)	-
Impairment of Industrial goodwill and intangible assets	-	(115,825)	-	(115,825)
Restructuring charges	-	(12,080)	956	(18,575)
Loss on disposition of business and related costs	-	-	-	(16,999)
Impairment of assets and accelerated amortization related to rebranding	-	(495)	-	(11,981)
Impairment of seller notes	-	-	-	(10,738)
Adjusted operating expenses	$161,773	$151,659	$645,435	$632,594

Operating income (loss)	$(1,660)	$(79,221)	$117,526	$29,783
Gross profit and operating expense adjustments noted above	4,989	133,287	(3,100)	179,005
Adjusted operating income	$3,329	$54,066	$114,426	$208,788

Net (loss) income	$(2,353)	$(95,836)	$63,852	$(44,342)
Gross profit and operating expense adjustments noted above	4,989	133,287	(3,100)	179,005
Non-GAAP tax provision on adjustments
Gain on sale of City of Industry facility	(1,651)	-	1,138	-
Settlement charge related to the defined benefit plan	(131)	-	(4,705)	-
Litigation reserve	(1,508)	-	(1,508)	-
Dividend from a foreign subsidiary	-	-	1,666	-
Severance costs for operating leadership	-	-	(469)	-
State income tax reserve adjustment	(225)	-	(225)	-
Impairment of Industrial goodwill and intangible assets	-	(2,636)	-	(2,636)
Restructuring charges	-	(4,591)	357	(7,059)
Loss on sale of business and related costs	-	-	-	49
Impairment of assets and accelerated amortization related to rebranding	-	(188)	-	(4,552)
Impairment of seller notes	-	-	-	(4,080)
Adjusted net (loss) income	$(879)	$30,036	$57,006	$116,385

Diluted (loss) earnings per share (1)	$(0.06)	$(2.59)	$1.73	$(1.17)
Per share gross profit and operating expense adjustments noted above	0.13	3.60	(0.08)	4.78
Non-GAAP tax provision on adjustments	(0.09)	(0.20)	(0.11)	(0.53)
Adjusted diluted net (loss) income per share	$(0.02)	$0.81	$1.54	$3.08

Net income (loss)	$(2,353)	$(95,836)	$63,852	$(44,342)
Provision for income taxes	(4,120)	11,947	30,803	54,541
Interest expense, net	4,813	4,668	22,871	19,584
Depreciation and amortization	10,171	10,561	40,671	41,917
Equity compensation expense	3,158	1,448	10,202	7,895
Gross profit and operating expense adjustments noted above	4,989	133,287	(3,100)	179,005
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$16,658	$66,075	$165,299	$258,600

Net cash provided by operating activities	$24,974	$(20,925)	$130,942	$162,734
Less: Net cash used in investing activities	(9,492)	(10,121)	(3,769)	(67,929)
Add: Acquisitions, net of cash acquired	-	44	-	40,515
Less: Sale of equity investment	-	-	-	(612)
Free cash flow	$15,482	$(31,002)	$127,173	$134,708

(1)	Diluted earnings per share for 2015 under GAAP reflect an adjustment to the basic earnings per share due to the net loss. The diluted earnings per share shown here do not reflect this adjustment.